Corporate News Release

For immediate release

FMC Technologies Board Appoints Douglas J. Pferdehirt Next CEO; John T. Gremp to Stay on as Chairman

HOUSTON, May 9, 2016 (NYSE: FTI) - The FMC Technologies Board of Directors has appointed Douglas J. Pferdehirt, 52, President and Chief Executive Officer of FMC Technologies, effective September 1, 2016. Pferdehirt will succeed John T. Gremp, 64, who will continue to serve as Chairman of the Board of Directors while the company completes its transition to the new CEO.

“This is the perfect time for Doug Pferdehirt to become FMC Technologies’ next Chief Executive Officer,” Gremp said. “Doug is a strong leader who has demonstrated his ability to translate vision and strategy into solid execution as the company continues to drive results through integrated business models, innovative technology, standardization and superior execution.”

After a successful 26-year career with Schlumberger Limited, Pferdehirt joined FMC Technologies in August 2012 as Executive Vice President and Chief Operating Officer and was appointed President in May 2015. In the almost four years he has been with the company, he has helped lead and execute many strategic shifts, including industry-changing alliances with leading service providers, such as Technip. Under his leadership, FMC Technologies has established a platform for industry standardization, improved execution and enhanced customer relationships.

“I joined FMC Technologies because I wanted to be part of a company with a great culture, solid values and market leadership,” said Pferdehirt. “John Gremp’s vision and leadership have built FMC Technologies into one of the most important and successful equipment and services providers in the world, a company committed to the success of its customers, shareholders, partners and employees. I am excited about what lies ahead for FMC Technologies and I couldn’t be more honored to lead this great organization.”

FMC Technologies also announced that Gremp, currently CEO and Chairman of the FMC Technologies Board of Directors, will remain on the board as Chairman until he retires in May 2017, at which time Pferdehirt will also assume the Chairman role.

Gremp has served as CEO of FMC Technologies since 2011, having been with the company for 41 years. Under his leadership as CEO, the company has achieved significant growth, closer alignment with customers, leadership in global markets and a reputation for being a company committed to its values.

About FMC Technologies
FMC Technologies, Inc. (NYSE: FTI) is the global market leader in subsea systems and a leading provider of technologies and services to the oil and gas industry. We help our customers overcome their most difficult challenges, such as improving shale and subsea infrastructures and operations to reduce cost, maintain uptime, and maximize oil and gas recovery. The company has approximately 16,500 employees and operates 29 major production facilities and services bases in 18 countries. Visit www.fmctechnologies.com or follow us on Twitter @FMC_Tech for more information.

CONTACT: Investor Relations, Matt Seinsheimer, P: 281.260.3665, investorrelations@fmcti.com; Media, Lisa Albiston, P: 281.931.2513, media.request@fmcti.com, or Lisa Adams, P: 281.405.4659, media.request@fmcti.com; FMC Technologies, Inc., 5875 N Sam Houston Pkwy W, Houston, Texas 77086, P: 281.591.4000, www.fmctechnologies.com